EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



     We hereby consent to the incorporation by reference in the Registration Statement of United Guardian, Inc. (the Company) on Form S-8 of our report dated March 14, 2007, with respect to our audits of the consolidated financial statements of United Guardian, Inc. as of December 31, 2006 and 2005 and for the years then ended, which report included explanatory paragraphs in connection with the change in the Company's method of accounting for stock-based compensation and its pension liability for defined pension benefit plan, which is included in the Annual Report on Form 10-KSB for the year ended December 31, 2006.


/s/ EISNER LLP


New York, New York
March 26, 2007